Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports Third Quarter 2019 Results

Product and product-related services revenue increased by 228% and 125% in the three and nine-month periods, respectively, compared to the prior year periods

Call scheduled for today, November 12, at 4:30pm ET

TUCSON, Ariz., November 12, 2019 -- HTG Molecular Diagnostics, Inc. (Nasdaq:HTGM) (HTG), a diagnostic company whose mission is to advance precision medicine, today reported its financial results for the third quarter ended September 30, 2019.

Recent Accomplishments & Highlights:

•

Achieved product and product-related services revenue of $4.3 million and $11.4 million for the three and nine-month periods ended September 30, 2019, respectively, representing increases of 228% and 125% over the respective periods in 2018. This increase reflects additional instrument placements in the United States and Europe, increased RUO consumables product sales stemming from the expansion of the company’s menu of RUO assays and programs with an expanding number of biopharmaceutical company customers.

•	Launched a new 2,002-gene HTG EdgeSeq Autoimmune Profiling Assay for purchase as a kit or as a service in HTG’s VERI/O laboratory at the end of October 2019.

•

Hosted a Key Opinion Leader (“KOL”) Meeting in October 2019 highlighting the company’s new Molecular Diagnostics offerings and the potential opportunity in breast cancer. Thought leaders discussed the unmet medical need in breast cancer, and the company unveiled its strategic plan and detailed development plan for new assays with the goal of improving patient care.

•

Completed a financing transaction generating net proceeds of approximately $20.7 million after deducting underwriting discounts and commissions and offering expenses. In a registered offering, HTG issued 29,298,537 shares of its common stock and in a concurrent private placement issued pre-funded warrants to purchase 5,411,687 shares of common stock.

•	Provided notice of termination, effective immediately, of the company’s Master Assay Development, Commercialization and Manufacturing Agreement with QIAGEN Manchester Limited (“QIAGEN”).

“Our RUO profiling business continues to grow in both the BioPharma and Academic markets. In BioPharma we are seeing growth in both the number of programs and in the number of customers. We are optimistic we will continue to see strength in this business segment. However, across our RUO profiling business generally we have recently had a couple of key projects slip from expected fourth quarter execution into planned 2020 projects,” said John Lubniewski, President and CEO of HTG. “Collaborative development services revenue continues to be our most significantly impacted revenue stream, as a result of reduced activity in our two existing PDP development programs, as well as a lack of new programs. While we remain positive about the long-term potential of this line of business and our ability to grow it in the future, our near-term business has unfortunately been impacted by QIAGEN’s multiple, recent announcements reflecting a rapid and premature shift away from our mutual collaboration, including QIAGEN’s announcement that it has stopped all development of their clinical sequencer. As a result, we are lowering our annual guidance.”

Mr. Lubniewski continued, “As outlined during our KOL meeting in October, we are focused on building a proprietary molecular diagnostics business with a strategic focus in both high plex clinical grade RUO panels as well as clinical breast cancer assays. We believe our technology has the potential to fundamentally change breast cancer diagnostic testing as well as RNA-based RUO profiling, and we look forward to supporting development in this exciting new area.”

Third Quarter 2019 Financial Results:

Total revenue for the three and nine-month periods ended September 30, 2019 were $5.4 million and $14.4 million, respectively, an increase of 15% over the third quarter of 2018 and a 5% increase over the nine-month period ended September 30, 2018. The increase in revenue in both periods was primarily due to the growth of the company’s core RUO profiling business.

Product and product-related services revenue for the three and nine-month periods ended September 30, 2019 were $4.3 million and $11.4 million, respectively, an increase of 228% over the third quarter of 2018 and a 125% increase over the nine-month period ended September 30, 2018. Collaborative development services revenue for the third quarter of 2019 was $1.1 million compared to $3.4 million in the same period in 2018.

Net loss from operations for the third quarter of 2019 was $4.6 million, compared to $4.8 million for the third quarter of 2018 and $4.7 million for the second quarter of 2019. Net loss per share was $(0.15) for the third quarter of 2019 compared to $(0.17) for the third quarter of 2018.

HTG ended the third quarter with $37.9 million in cash, cash equivalents and short-term available-for-sale securities and current liabilities of approximately $8.4 million plus an additional $14.4 million in non-current liabilities. An additional $3.3 million of restricted cash was held in connection with a convertible note that is included in non-current liabilities as of September 30, 2019.

2019 Revenue Guidance:

The company believes that its total revenue for the full year ending December 31, 2019 will be in the range of $19.0 to $20.0 million.

Conference Call and Webcast:

HTG will host an investment community conference call today beginning at 4:30 p.m. Eastern Time. Conference call and webcast details follow:

Date:	Tuesday, November 12, 2019
Time:	4:30pm Eastern Time
Toll Free:	(877) 407-0789
International:	(201) 689-8562
Conference ID:	13695647
Webcast:	http://public.viavid.com/index.php?id=136602

About HTG:

HTG is focused on NGS-based molecular profiling. The company’s proprietary HTG EdgeSeq technology automates complex, highly multiplexed molecular profiling from solid and liquid samples, even when limited in amount. HTG’s customers use its technology to identify biomarkers important for precision medicine, to understand the clinical relevance of these discoveries, and ultimately to identify treatment options. Its mission is to empower precision medicine.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expected performance, growth of various lines of business, the potential of our technology to fundamentally change breast cancer diagnostic testing as well as RNA-based RUO profiling, and our revenue and operational expectations. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, the risk that we may not achieve our revenue expectations for 2019; the risk that projects that we expect to occur in 2020 do not occur; the risk that we may not realize the benefits expected under our collaboration agreements; risks associated with our ability to successfully commercialize our products; the risk that our products and services may not be adopted by biopharmaceutical companies or other customers as anticipated, or at all; our ability to manufacture our products to meet demand; the level and availability of third party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including without limitation our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Ashley Robinson

LifeSci Advisors, LLC

Phone: (617) 430-7577

Email: arr@lifesciadvisors.com

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Product and product-related services	$4,311,043	$1,314,844	$11,397,916	$5,071,702
Collaborative development services	1,093,750	3,391,534	3,006,022	8,704,094
Total revenue	5,404,793	4,706,378	14,403,938	13,775,796

Operating expenses:
Cost of product and product-related services revenue	2,939,007	1,239,702	7,492,905	3,827,447
Selling, general and administrative	4,516,341	4,709,885	13,657,917	15,132,468
Research and development	2,570,355	3,561,459	7,898,742	8,909,729
Total operating expenses	10,025,703	9,511,046	29,049,564	27,869,644
Operating loss	(4,620,910)	(4,804,668)	(14,645,626)	(14,093,848)
Loss on settlement of Growth Term Loan	—	—	—	(105,064)
Interest income (expense), net	(123,000)	(38,740)	(259,552)	(123,627)
Net loss before income taxes	(4,743,910)	(4,843,408)	(14,905,178)	(14,322,539)
Provision for income taxes	3,678	—	(3,170)	(3,545)
Net loss	$(4,740,232)	$(4,843,408)	$(14,908,348)	$(14,326,084)

Net loss per share, basic and diluted	$(0.15)	$(0.17)	$(0.50)	$(0.53)
Shares used in computing net loss per share, basic and diluted	31,367,044	28,434,406	29,551,836	27,184,968

HTG Molecular Diagnostics, Inc.
Consolidated Balance Sheets

	September 30,	December 31,
	2019	2018
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$34,847,086	$8,432,600
Short-term investments available-for-sale, at fair value	3,037,393	22,681,049
Accounts receivable	3,933,361	5,012,678
Inventory, net	1,191,742	1,306,609
Prepaid expenses and other	854,632	519,002
Total current assets	43,864,214	37,951,938

Restricted cash	3,270,247	3,270,247
Operating lease right-of-use assets, net	1,370,189	—
Property and equipment, net	2,183,443	2,373,790
Other non-current assets	239,713	175,305
Total assets	$50,927,806	$43,771,280

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,016,538	$1,849,921
Accrued liabilities	1,795,129	3,358,465
Contract liabilities - current	306,154	332,711
NuvoGen obligation - current	1,327,922	1,290,234
MidCap Term Loan payable - current	1,166,667	—
Operating lease liabilities - current	773,376	—
Other current liabilities	34,011	186,043
Total current liabilities	8,419,797	7,017,374
NuvoGen obligation - non-current, net of discount	4,650,924	5,702,519
Convertible note - net of debt issuance costs	2,984,304	2,974,213
MidCap Term Loan payable - non-current, net of discount and debt issuance costs	5,654,410	6,704,641
Operating lease liabilities - non-current, net of discount	820,888	—
Other non-current liabilities	280,979	280,471
Total liabilities	22,811,302	22,679,218
Commitments and Contingencies
Total stockholders’ equity	28,116,504	21,092,062
Total liabilities and stockholders' equity	$50,927,806	$43,771,280